EXHIBIT 99.1

Roger Alan Ross Joins Woodward as President, Aero Systems

FORT COLLINS, Colo., Jan. 14, 2021 (GLOBE NEWSWIRE) -- Woodward, Inc. (NASDAQ:WWD) today announced that Roger Alan Ross, 52, has been appointed to the position of President, Aero Systems for Woodward. In this role, Mr. Ross will have direct oversight and responsibility of Woodward’s actuation and component business serving the commercial and defense aircraft, rotorcraft, weapons and space markets.

“We are very pleased to have Roger join the Woodward team,” said Thomas A. Gendron, Chairman and Chief Executive Officer of Woodward. “Roger is a seasoned executive with an extensive background in the markets we serve and is a proven growth leader.”

Mr. Ross is an experienced global leader with over 25 years in the aerospace industry, including actuation, propulsion, and sensors for both OEM and aftermarket customers. Most recently, he served as President, Airlines & Fleets for StandardAero based in Scottsdale, AZ. Prior to that he was EVP and President of Sensors & Systems Segment for Esterline Technologies Corporation. The majority of Mr. Ross’ career was with United Technologies Aerospace Systems (formerly Goodrich), where he held various senior level executive leadership roles including Senior Vice President of Actuation & Propeller Systems and Vice President and General Manager for aerostructures aftermarket.

Mr. Ross holds an MBA from the University of Colorado in Colorado Springs, and both a Bachelor and Master of Science in Mechanical Engineering from Colorado State University in Fort Collins, CO.

“Roger’s OEM and Aftermarket knowledge, his technical background in controls and sensing systems and his leadership style and values are a great fit for Woodward,” added Mr. Gendron. Mr. Ross joins Woodward on January 18th and will be based out of Fort Collins, CO.

About Woodward, Inc.

Woodward is an independent designer, manufacturer, and service provider of control system solutions and components for the aerospace and industrial markets. The company's innovative fluid, combustion, electrical, and motion control systems help customers offer cleaner, more reliable, and more efficient equipment. Our customers include leading original equipment manufacturers and end users of their products. Woodward is a global company headquartered in Fort Collins, Colorado, USA. Visit our website at www.woodward.com.

Notice Regarding Forward-Looking Statements

The statements in this release contain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from projections or any other forward-looking statements and we have no obligation to update our forward-looking statements. Factors that could affect performance and could cause actual results to differ materially from projections and forward-looking statements are described in Woodward's Annual Report and Form 10-K for the year ended September 30, 2020, and any subsequently filed Quarterly Report on Form 10-Q.

CONTACT:
Don Guzzardo
Vice President, Investor Relations and Treasurer
970-498-3580
Don.Guzzardo@woodward.com